Exhibit 99.1

FOR IMMEDIATE RELEASE

April 15, 2014

Scio Diamond Technology Corporation Declares Dividend Distribution of Common Stock Purchase Rights

GREENVILLE, SC, April 15, 2014 — The Board of Directors of Scio Diamond Technology Corporation (OTCQB: SCIO) announced today that it has adopted a shareholder rights plan, which is scheduled to expire on April 15, 2017. Under the plan, one common stock purchase right will be distributed for each share of common stock held by stockholders of record on April 25, 2014.

The rights plan is intended to enable all of the Company’s stockholders to realize the underlying value of their investment in the Company by guarding against inadequate or unsolicited takeover offers. The Company has become aware of an accumulation of a significant amount of the Company’s common stock, as well as the prospect of additional share purchases, by certain stockholders.  The rights are designed to ensure that the Board of Directors has sufficient time to consider any proposal and the Board of Directors believes that the rights plan will help promote the fair and equal treatment of all stockholders of the Company in the event of any proposed takeover of the Company and ensure that the Board remains in the best position to discharge its fiduciary duties to the Company and its stockholders. In addition, the rights plan will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares.

Under the plan, one common stock purchase right will be distributed for each share of common stock held by stockholders of record on April 25, 2014.  Subject to certain exceptions, the rights will be exercisable if a person or group acquires 17% or more of the Company’s common stock (including the number of shares that are synthetically owned pursuant to derivative transactions or ownership of derivative securities) or announces a tender offer for 17% or more of the common stock.  Under certain circumstances, each right will entitle stockholders to buy one share of common stock of the Company at an exercise price of $1.20.  The Company’s Board of Directors will be entitled to redeem the rights at $0.001 per right at any time before a person or group has acquired 17% or more of the outstanding common stock.  The rights will expire on April 15, 2017, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.

Subject to limited exceptions, if a person or group acquires 17% or more of the outstanding common stock of the Company or announces a tender offer for 17% or more of the common stock (we refer to such a person or group as an “acquiring person”), each right will entitle the right holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price.  Rights held by the acquiring person will become void and will not be exercisable.  If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.

The dividend distribution to establish the new rights plan will be payable to stockholders of record on April 25, 2014.  The rights distribution is not taxable to stockholders.  Further details about the rights plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Scio Diamond Technology Corporation

Scio employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal diamond in a controlled laboratory setting, with such diamond referred to as “lab-grown” diamond. This lab-grown diamond has chemical, physical and optical properties identical to “earth-mined” diamond. The company’s manufacturing process enables it to produce high-quality, high-purity, single-crystal colorless, near colorless and fancy colored diamond.

Scio’s technology offers the flexibility to produce lab-grown diamond in size, color and quality combinations that are very rare in earth-mined diamond.  Additionally, Scio produces diamond that has the structural, optical and electronic characteristics for industrial, medical and semiconductor applications.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.